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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
RedEnvelope, Inc.
(Name of Registrant as Specified In Its Charter)
Scott Galloway R. Ian Chaplin Martin McClanan Michael Meyer
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was mailed to shareholders, and issued as a press release, on August 20, 2004.

Concerned Shareholders of RedEnvelope, Inc.
(www.saveredenvelope.com)

August 20, 2004

DO NOT BE MISLED!

Help Put RedEnvelope Back on Track—Vote the BLUE Proxy Card Today

Dear Fellow Shareholder:

You may have recently received a letter from Michael Moritz, Chairman of the Board of RedEnvelope, Inc. In it, Mr. Moritz and the Company make a number of inaccurate and misleading statements and we believe unfairly malign our candidates for the Board of Directors. We are writing to set the record straight.

MR. MORITZ AND THE COMPANY would have you believe that the respected proxy advisory firm, Institutional Shareholder Services (ISS), has recommended that you vote for management's slate, using the white proxy card.

THE TRUTH is that the ISS report clearly directed its clients not to vote management's white proxy card, but to vote our BLUE proxy instead. ISS clearly stated in their report, "To effect these recommendations, shareholders should vote the dissident's blue card." The report goes on to provide item by item voting instructions. Yet Mr. Moritz urges you to disregard the ISS report, and vote the white card, so that you are not "confused."

MR. MORITZ AND THE COMPANY would have you believe that the Board's Nominating Committee was a "thorough" and "thoughtful governance process."

THE TRUTH is that the Nominating Committee's "process"—their "charter and guidelines" notwithstanding—consisted of reducing the size of the Board and nominating the incumbent directors (aside from Mr. Galloway) for reelection. They offered the Board no report on anyone's qualifications and no indication of having considered any other candidates.

MR. MORITZ AND THE COMPANY would have you believe that the losses incurred by RedEnvelope under Martin McClanan's leadership reflect on Mr. McClanan's skills as an executive.

THE TRUTH is that under Mr. McClanan the Company achieved every fiscal target and the losses incurred as a start-up enterprise were entirely as expected and represented the costs of growing the business—in marked contrast to the performance of the current management team. The losses during that period were financed by private investors, who invested in support of a business growth strategy, not by the public market. Furthermore, these costs pale in comparison to losses sustained at other companies at which Mr. Moritz served as director, such as eToys (losses of over $400 million) and WebVan (losses of over $700 million), the bulk of which were financed by public market investors.

MR. MORITZ AND THE COMPANY would have you believe that a board that "acts collectively to make decisions" is good governance, and views our dissent as an attempt to "dictate the Company's operating strategy and hijack the nomination process."

THE TRUTH is that our solicitation is being made in response to what we consider the ineffective management and oversight that has cost RedEnvelope shareholders over 50% of their initial investment. Our campaign is actual corporate democracy in action. While Mr. Moritz, as a venture capital investor, may find our opposition uncomfortable, it is the only practical way for any shareholder to effect meaningful change at a Company and Board they feel have gone astray.

We are asking for your vote because we believe that the current board is misguided, and has proven itself unable to manage your investment. We are seeking your support for experienced leadership that we believe will put RedEnvelope back on track and make it into the successful company we know it can be.

The choice is yours—a new direction—or more of the same ineffective board and management that has thus far cost you half of your investment and that we believe is incapable of allowing RedEnvelope to achieve its real potential.

Vote your shares for change.

Vote your shares on the BLUE proxy card today.

On behalf of the Concerned Shareholders of RedEnvelope,

Scott Galloway

IMPORTANT

The Annual Meeting of Shareholders is only a few days away. Even if you have already returned a White management proxy cad, you have every right to change your mind. Please vote the BLUE proxy card today!

If you have any questions, or require any assistance in voting your shares please contact:

Innisfree M&A Incorporated
501 Madison Avenue—20th Floor
New York, NY 10022

TOLL FREE: 888-750-5834

Brokers and Banks please call: 212-750-5833

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Concerned Shareholders of RedEnvelope, Inc. (www.saveredenvelope.com)
DO NOT BE MISLED!
IMPORTANT